As filed with the Securities and Exchange Commission on March 14, 2019

Registration Nos. 333-202674; 333-206237; 333-211995; 333-218951

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement (No. 333-202674)

Form S-8 Registration Statement (No. 333-206237)

Form S-8 Registration Statement (No. 333-211995)

Form S-8 Registration Statement (No. 333-218951)

UNDER THE SECURITIES ACT OF 1933

Asterias Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-1047971
(State of Incorporation)	(I.R.S. Employer Identification No.)

6300 Dumbarton Circle

Fremont, California 94555

(510) 456-3800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2013 Equity Incentive Plan

(Full titles of the plan)

Brian M. Culley

Chief Executive Officer

Asterias Biotherapeutics, Inc.

6300 Dumbarton Circle

Fremont, California 94555

(Name and Address of Agent for Service)

(510) 456-3800

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Tali Sealman, Esq.

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

(650) 843-5471

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

On March 8, 2019, pursuant to the Agreement and Plan of Merger, dated November 7, 2018, by and among BioTime, Inc. (“BioTime”), Asterias Biotherapeutics, Inc.(“Asterias”) and Patrick Merger Sub, Inc., a wholly owned subsidiary of BioTime (“Merger Sub”), Merger Sub merged with and into Asterias (the “Merger”), with Asterias surviving the Merger as a wholly owned subsidiary of BioTime.

The Registrant, defined as Asterias, previously registered shares of the Registrant’s Series A Common Stock, $0.001 par value per share, under the below referenced Registration Statements on Form S-8 (the “Registration Statements”) concerning shares issuable or issued under certain employee benefit and equity plans and agreements. As a result of the consummation of the Merger, the Registrant has terminated all offerings of its securities pursuant to the below referenced Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof.

Registration No.	Date Filed With the SEC	Name of Equity Plan	Number of Shares of Common Stock Originally Registered
333-202674	3/12/2015	2013 Equity Incentive Plan	4,500,000
333-206237	8/7/2015	2013 Equity Incentive Plan	3,500,000
333-211995	6/13/2016	2013 Equity Incentive Plan	3,000,000
333-218951	6/23/2017	2013 Equity Incentive Plan	2,500,000

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 14th day of March, 2019.

ASTERIAS BIOTHERAPEUTICS, INC.

By:	/s/ Brian M. Culley
Name:	Brian M. Culley
Title:	Chief Executive Officer